EXHIBIT 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2019 (July 25, 2019 as to the effects of discontinued operations and common control transactions discussed in Note 4 and the change in reportable segments as discussed in Note 27) relating to the consolidated financial statements of The Dow Chemical Company and subsidiaries (“TDCC”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable, and a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers, and an emphasis of matter paragraph regarding the retrospective adjustments) appearing in the Current Report on Form 8-K dated July 25, 2019, filed jointly by Dow Inc. and The Dow Chemical Company; and our report dated February 11, 2019, relating to the effectiveness of TDCC’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Midland, Michigan

July 25, 2019